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                                                                    Exhibit 99.1
                               [LOGO] Aware, Inc.

On our August 4, 2005 earnings release conference call, we invited investors to email questions to us. We are pleased with the healthy response to our request. The following represents a selection of questions that we believe serves our intended purpose of furthering the understanding of Aware by our investor base.

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Can you estimate the total available worldwide market for ADSL2+ and VDSL?

Specifically, how many installed ADSL lines world wide are there currently that are available to be upgraded to ADSL2+ or VDSL2?

According to Infonetics Research, there were just over 97 million subscribers as of 12/31/04. And according to Point Topic, there were 107 million subscribers as of 3/31/05. The vast majority of these are legacy ADSL lines and therefore currently available for upgrade to ADSL2+ or VDSL2.


How many phone lines are there world wide currently and are thus, potential ADSL2+ or VDSL2 customers?

There are, according to the DSL Forum, over 1 billion phone lines installed and this number is continuing to grow. The DSL Forum has established a goal of 500 million subscribers by 2010.


What are the estimates for new phone lines and ADSL2+/VDSL2 connectivity in emerging geographic markets (e.g. China, India, Africa, etc.)

According to Infonetics, at the end of 2004, DSL subscribers were geographically distributed as follows:

     41% of lines were in the Asia and Pacific (including Japan and Australia) region
     36% of lines were in the Europe, Middle East and Africa region
     17% were in the North America region
     6% were in the Caribbean and Latin America (including Mexico) region

We have not compiled enough research data to provide reliable references addressing new line additions in specific emerging geographic markets at this point in time.


When speaking of the demand for new applications, you mentioned something about 180 million in 2008. What exactly was this in reference to?

Infonetics has published the following estimates for the size of the ADSL chipset market (includes VDSL). (Note that we generally refer to what Infonetics calls "DSL aggregation hardware" as central office (CO) equipment):

In 2006: 93.6 million CPE chipsets and 62.9 million DSL aggregation hardware chipsets. Total 2006 ADSL chipset market: 156.5 million.

In 2007: 109.7 million CPE chipsets and 63.7 million DSL aggregation hardware chipsets. Total 2007 ADSL chipset market: 173.4 million.


In 2008: 120.4 million CPE chipsets and 65 million DSL aggregation hardware chipsets. Total 2008 ADSL chipset market: 185.4 million.


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        AWARE, INC. O 40 MIDDLESEX TURNPIKE O BEDFORD, MA USA 01730-1432
       TEL: (781) 276-4000 O FAX: (781) 276-4001 O E-MAIL: AWARE@AWARE.COM

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These forecasts presume that new services and/or devices will be deployed in large numbers on lines already in service. The emergence of a replacement market for DSL chipsets is new and is being driven by new applications such as IPTV and triple play services.


In your profitability example, you used 140 million chips as your base. What year was this for?

We didn't specify a year. As we've detailed above, Infonetics forecasts estimate that the ADSL chipset market will be greater than 140 million in each of 2006, 2007 and 2008. Infonetics also estimates that the VDSL chipset portion of the market will be 14.9 million units in 2006, 23 million in 2007 and 30.3 million in 2008.

In our illustration we used market estimates of 115 million ADSL and 25 million VDSL chipsets.


In the same example(s), you mentioned 30% and 50% profitability based on 50% and 75% market shares. Again, what year was this scenario for? Moreover, was this "profitability" gross profit, EBIT or after-tax net income? What level of contract revenue and revenues from product sales, biometric and compression did this factor in?

As we mentioned above, it was not for a specific year, but instead for that time period for which the market is 140 million units.

The estimates of percent operating margin are derived from the estimates of revenue generated from licensing products minus the expenses associated with that revenue, divided by the revenue generated from licensing products.

We assumed that, during the 140 million unit year, our estimated contract revenues from licensing were $7.5M. We believe this is a conservative estimate, based upon the fact that our contract revenues were approximately $7.5M in 2004 as well as over the last twelve-month period. We're optimistic that based upon new product developments such as StratiPHY3 that we will be able to grow contract revenues.

We assumed no revenues or expenses from product sales or biometric or compression sales. We also assumed no income taxes.


What ratio of CPE to COE do you expect in the next five years? Likewise for chips.

The Infonetics ratios appear to be reasonable to us. These are provided in a previous answer. (Note that we call "central office equipment" what Infonetics calls "DSL Aggregation Hardware"). Note that these ratios suggest that there is a growing replacement market for the CPE DSL market, i.e. a market for new devices being sold for lines already in service.


Are ADSL2+ modems based on StratiPHY2+ backwards compatible with ADSL? If so, would telco carriers start shipping ADSL2+ modems even to plain new ADSL customers so that they can more easily upgrade those customers to ADSL2+ service when it becomes available?

Yes, StratiPHY2+ supports ADSL2+/ADSL2 and legacy ADSL. The idea that carriers would ship modems capable of supporting ADSL2+ prior to turning on ADSL2+ service so that they could easily upgrade makes sense to us.


Can you elaborate on the strategic thinking behind providing new solutions such as an analog front-end solution to the existing StratiPHY platform?

We see the ability to enable new entrants into the market as a key value proposition. StratiPHY2+ and StratiPHY3 provide the digital functionality needed to support DSL. In order for an equipment

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supplier to connect to the telephone network, analog functionality is also required. This is typically called an analog front end (AFE) and supports conversions from the digital to the analog and from the analog to the digital domain. These conversions are required to send and receive the ADSL signals over the telephone wires.

The primary reason for developing this technology is to enable a larger group of companies to enter this exciting industry. With Aware's AFE, technology companies who do not have their own AFE technology or do not wish to purchase from the third party AFE market, can access analog functionality from Aware, their ADSL vendor.


On the AFE development -

a) Is this AFE meant to be integrated into the current StratiPHY2+ or StratiPHY3 designs - to make it a single-chip solution similar to what BRCM's ADSL2+ chipset have today?
b) Will AWRE sell an actual chip itself or just be selling the IP to the AFE design?
c) Will the AFE be supporting both VDSL2 and ADSL2+ standards?
d) Its a CMOS based design I guess.  Does it include an integrated line driver?

At this point, we have not disclosed those details. We may be doing so as we get closer to product release.


What portion of the new standards (ADSL2+ and VDSL2) are based on IP protected by your patents?

In how many countries do you have DSL patent protection?

Aware has a strong DSL patent position and has filed for patents in many countries around the world to protect our intellectual property. Certain of our inventions are being used in ADSL2/2+ and VDSL2 standards. Our intention is to protect our inventions with our patents.


How many customers contributed to your contract rev line in Q205?

You had mentioned 6 customers (ADI, IFX, Thomson, ATML and 2 others undisclosed names) in total. Specifically, did ADI and/or IFX contribute any revenue on this line item in Q2?

We have six companies currently under license for StratiPHY2+ based product developments. We did not, and do not intend going forward, provide details on which customer projects contribute to contract revenues in a given quarter.


Do you have the % of DSL market share of AWRE's licensee now occupies - in Q205? You had mentioned that your licensee has about 10-15% share on your Q1 earnings call.

On our Q1 conference call, we presented that:

Based upon then-current Infonetics data, the total 2004 ADSL chipset market was about 94 million DSL ports (58 on the central office side and 36 on the customer premise side) and we believe that our customers captured between 10 and 15 percent of that market.

We do not have sufficient new information to be able to update this share estimate at this time.

Is your contract revenue a good indicator or does it have a strong correlation as to how much your future royalty revenue will be? Or there is no correlation at all.

Contract revenues are generated from customers who are developing ADSL chipsets based upon our technology. We believe that a larger number of customers' chipsets in the market should

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increase our likelihood of capturing market share, which should improve royalty revenues. There is therefore a correlation.


How should I think about the time lag in which contract revenue today will lead to royalty revenue tomorrow as your licensee start to deploy their product in the market place? Does it take 6-months, 12-months or 18-months?

StratiPHY is a complete digital implementation of DSL standards. One of the main objectives with this product solution was to make it was to make it easier for our customers to get to market, thereby reducing our time-to-royalties. Analog Devices introduced a production version of StratiPHY2+ (the EaglePlus ADSL2/2+
PHY) within six months. In other cases, and depending largely upon the amount of additional functionality being integrated by our customers, this takes longer. The 6-18 month range is a reasonable estimate. Note that there is no guarantee that a specific chipset development will lead to market success and royalty revenues for Aware.


Can you break out in % of revenue in your royalty line - how much ADSL2+ contribution vs. ADSL? I would like to get some sense of ADSL2+ penetration your licensee has to-date and the upside potential of ADSL2+ contribution in the future.

We expect that by the end of next year, most deployments of ADSL will involve ADSL2+ technology. We do not have enough data relating to what percentage of the overall ADSL market today is ADSL2+-based to be able to provide a sense of ADSL2+ penetration.


Could you give us more OEM/ODM that are using chipsets from your licensee other than the ones you mentioned on the conf call? You mentioned 3 CPE names Comtrend(TWN), Netopia(US), Sagem(Fr) using ADI and Alcatel, Adtran, ZTE, Siemens that are using IFX's CO chipsets.

We generally defer to our customers to announce their customers. As of our last check, this was the list that our customers had announced. We intend to continue to monitor and update this list.


It seems some equipment vendors, i.e. Netopia, announce multiple chip suppliers for various DSL equipment. Is this unique or normal?

We think this is normal. Netopia is likely to use any chipset that has the potential for improving Netopia equipment sales.


How many licensee do you currently have for DSL2+ ? Please name them when possible. How many of them have produced working chip? Please provide chip name when possible.

We have announced that we have six licensees of StratiPHY2+. These are ADI, IFX, Thomson, Atmel and two others. All of these customers are developing chip solutions using StratiPHY2+.

Infineon and ADI have also licensed previous generations of DSL technology from Aware (prior to StratiPHY).

Announced working chipsets from our customers that support ADSL2+ are:
     ADI: EaglePlus and Fusiv chipsets.
     Infineon: Geminax Max chipset, Amazon chipset, VINAX chipsets.


How many licensees do you currently have for VDSL? How many of them have produced working chips? Please provide chip name when possible. Do you have any licensee paying you on VDSL2 technology on the contract revenue line? If so, can you provide some color as to the % contribution by technology; VDSL2 vs. ADSL2+.

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We have only announced our relationship with Infineon who is one of our largest customers. Their VDSL2 chipset (which also supports all flavors of ADSL) for CO and CPE applications is called VINAX. We do not provide a breakout of contract revenues by technology.


Who is your direct competition in DSL2+? VDSL? How do their products compare to yours?

Our competition is mostly from chipset companies who have ADSL, ADSL2+ or VDSL1/VDSL2 chipsets but are not Aware licensees. These include: ST Microelectronics, Conexant, Broadcom, and Texas Instruments. In VDSL the competition includes Conexant, Broadcom and Ikanos.

We believe that our technology is as good as or better than these companies' technology. Our customers compete effectively against these companies in the marketplace.

Another important element of differentiation is that we provide a solution to an economic challenge that the DSL semiconductor industry is facing. We presented this in detail on our earning release conference call on August 4, 2005.


In your press release of the licensing agreement with Atmel, you mentioned their intention to integrate Aware IP in LAN and WAN applications. Please describe how this is accomplished technically and practically and who would be vendors making equipment integrating this chip?

Our StratiPHY product is typically integrated by our customers with other functionality into a chipset. A common example of additional functionality is known as a network processor, which processes the ADSL packets received from StratiPHY. This packet processing generally supports local area network (LAN) functionality. In some cases the LAN is wireless. StratiPHY's DSL processing supports wide area network (WAN) functionality. The combination of StratiPHY and the network processing functionality addresses LAN and WAN applications. Manufacturers of ADSL CPE equipment would be target customers for this chip.


Thomson SA has been mentioned as a major "blue-chip" licensee. Do you know if they intend to use Aware IP exclusively in their own CPE equipment or will they be selling their chips to 3rd party vendors? How are they going to use your IP? Will they outsource semiconductor production to TSMC? Where will they get their AFE?

Thomson intends to use StratiPHY2+-based silicon that they develop for Thomson modems. We cannot comment on any intentions that they have not made public.


You mentioned going after "a whole new set of companies". What are kinds of companies are these? Please describe. Are they equipment companies (i.e. not semiconductor companies)? Please give an example.

The new set of companies was in reference to companies that are not in the DSL market today and are enabled by our technology and business model to do so efficiently and cost effectively. With our StratiPHY licensing products, we have simplified a complicated, diverse set of DSL technologies so that they can easily and cost-effectively be used by any semiconductor developer.

On our most recent earnings release conference call we mentioned network processor companies who are not in the DSL industry, such as Intel, Freescale, Philips. We also mentioned that companies in the video processing or wireless LAN markets would be targets. There are a number of companies who sell chipsets for these markets.

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Have you spoken with STM, TI, CXNT, or LU about licensing your IP? If so, are these discussions still ongoing or ended?

Is your expressed "optimism" based on discussions with competitors or just on the possibility of discussions with competitors?

We are in contact with a number of companies, including some of the ones you mention, on a regular basis. We contact them when new products are released (such as StratiPHY2+ and StratiPHY3) and when we can present new value propositions.

We believe that the emergence of the new ADSL2+ and VDSL2 standards, the opportunity for new applications and services, the availability of StratiPHY2+ and StratiPHY3 and the attractiveness of the economic model that we enable, have improved Aware's value proposition to newcomers as well as to established DSL chipset suppliers.


When do you expect to begin realizing royalties from VDSL2? How quickly do you see existing pre-ADSL2+ deployments being replaced with VDSL2 deployments?

Infineon's VINAX chipset has been introduced to the market. We don't know how quickly sales will ramp. It is too early for us to predict the impact that the new VDSL2 standard will have on the market.


I am trying to understand Aware's position within the biometrics, epassports and smart card industry. You have mentioned working with Cogent and Identix and annually participate in the NEC conference, are these companies purchasing Aware biometric software? How many engineers do you have working on Biometrics & Imaging?

When do expect to see consistent and meaningful revenue from this product line?

Are your products commercially deployed? Or are they still in the testing phase?

Who are your customers? Who is your competition in this field?

Our biometrics products are software tools that enable integrators, solution providers, and government agencies to compress, analyze, optimize, format, and transport biometric images and data according to international standards.

We have a number of commercially deployed products, including:

     - WSQ BY AWARE, to compress digital fingerprint data for use by law enforcement agencies such as the Federal Bureau of Investigation.
     - NISTPACK, SEGMENTER, CJIS WEB, ACCUPRINT, AND ACCUSCAN, used by law enforcement agencies for transaction processing such as to format, edit, validate, store, and print fingerprint and facial images.
     - JPEG 2000 CODEC BY AWARE used primarily by medical imaging OEMs for the compression and decompression of still images using the high-quality, wavelet-based method defined by the JPEG 2000 standard.

Our target markets in biometrics are OEMs that provide biometric enrollment systems and system integrators. This market includes companies such as Lockheed Martin, Crossmatch, Unisys, SAIC, Identix, Northrop Grumman, Heimann Biometrics and NEC. Fingerprint matching and/or biometric transaction management systems are provided by companies such as Motorola, Sagem, NEC, Cogent, Identix, and numerous system integrators. We have a large number of customers in this area, but have not to date disclosed our customer list in detail. Cogent is not currently a customer.

Our goal is to grow revenue from our biometrics products by capitalizing on:

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     -    the expanded use of biometrics other than fingerprints.
     -    the expanded use of biometrics outside law enforcement applications.

Our e-passport and personal identity verification (PIV) products are new products in our biometrics area.


Why were your product sales down year over year? Are they expected to be growth businesses in the future over the long term?

Products sales were down because of lower hardware sales associated with our ADSL test and development systems, modules and modems.


What are the prospects for JPEG2000 being used for HDTV?

We believe that the standards for HDTV are in place: Microsoft VC-1 and ITU
H.264 both have HDTV modes of operation. Neither of these use JPEG2000 today.

What are your plans to increase the awareness of your company among financial institutions?

We believe that as we continue to build our business, that awareness will come. Aware has had many analysts covering the company in the past and we are hopeful that we will be able to attract analysts again.


What was the deferred revenue at June 30? Is it up or down from the $572K level at Mar. 31?

Deferred revenue at June 30 was $562K down slightly from Q1.


Why is your basic and fully diluted share count the same? Shouldn't the fully diluted share count be greater to reflect outstanding stock options under the treasury stock method?

Because we had a net loss, we are required to calculate loss per share using basic shares so that the loss per share is not smaller or diluted.


How much in NOL tax loss carryovers does the company have available?

As disclosed in our 2004 Form 10-K, at December 31, 2004, the company had approximately $58 million of Federal and State net operating loss carryforwards, and $14 million in Federal and State research and experimentation credits.


As a long time investor in Aware, I was disappointed in the Q2 earnings announcement yesterday. My main concern going forward is Aware's negative growth and lack of any quarterly accountability that all public companies are subject to. Seems like you are dealing with a moving horizon of success that is always 12-18 months away. Here are my questions.

Is Aware's ability to grow revenues to and past profitability tied to timing issues? If not, then what?

As we laid out on our conference call, there are a number of factors underway in the market that we believe are beneficial to us putting us in a position to benefit as the ADSL2+ and VDSL2 markets take shape. We also feel that there is an economic advantage to working with Aware that will attract new customers. We encourage you to listen to a replay of our conference call for more details.

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When do you believe that Aware will be able to forecast quarterly earnings with some predictability?

We have been able to in the past. We hope to be able to do so again in the future.


The Verizon announced approach to "triple play" seems crazy to me. But, I have to assume they are not dumb and that they understand ADSL, VDSL, 2way cable, wireless, etc. Why are they doing this?

I know it would be easy for you to say "you have to ask them". But please give it a try.

We believe that Verizon thinks that fiber-to-the-home provides them with a future-proof solution. A solution that, while it takes longer and is more expensive, provides a capability that will be able to beat the cable companies over the long term. By doing this, we believe that they believe they are providing a vision for success for their company.


I should have added that I can understand that if a telco is in a very dense city like NYC it could make sense to go to the home/apt. But, why not stop there and use the existing copper to go to the tv, pc, tele etc.? If you did that wouldn't you need Aware technology?

Most phone companies are in fact intending to deliver fiber to points near homes and then using existing copper (with ADSL2+ and VDSL2) to connect the rest of the way to the home. Our DSL technology is addressing this market. If you deliver fiber all the way to the home, you would probably use existing cable or wireless inside the home. There is also the potential of using electrical wiring to distribute content around the home. If one were to use wireless, cable or power line, you would not need Aware's DSL technology.

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Safe Harbor Warning
Portions of this Form 8-K contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL and/or the biometrics market. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: we have a unique business model, our quarterly results are difficult to predict, we depend on a limited number of licensees, we derive a significant amount of revenue from a small number of customers, we depend on equipment companies to incorporate our technology into their products, we face intense competition from other DSL vendors, DSL technology competes with other technologies for broadband access, and our business is subject to rapid technological change. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our quarterly report on Form 10-Q for the quarter ended June 30, 2005 and other reports and filings made with the Securities and Exchange Commission.